Exhibit 10.20

Confirmation Letter

To: Shanghai iQIYI Culture Media Co., Ltd.

To ensure normal operation of your company and to promote business development, Qiyi.com, Inc. hereby undertake as follows:

If your company suffer any loss before issuance of this letter, Qiyi.com, Inc. undertakes to provide financial aid free of charge through Beijing QIYI Century Science & Technology Co., Ltd. to you to the extent permitted by law. The amount of such financial aid shall not be less than your loss, so that your operation will not be affected by such financial loss. Your company are not required to repay the financial aid provided by Qiyi.com, Inc. through Beijing QIYI Century Science & Technology Co., Ltd. according to this letter.

If your company suffer any loss in any year after issuance of this letter, Qiyi.com, Inc. will provide financial aid free of charge to your company through Beijing QIYI Century Science & Technology Co., Ltd. to the extent permitted by law in the next year. The amount of such financial aid shall not be less than your loss, so that your operation will not be affected by such financial loss. Your company are not required to repay the financial aid provided by Qiyi.com, Inc. through Beijing QIYI Century Science & Technology Co., Ltd. according to this letter.

The above undertakings are conditioned on that the Loan Agreement, the Share Pledge Agreement, the Exclusive Purchase Option Agreement, the Business Operation Agreement, and the Shareholder Voting Rights Trust Agreement entered into by your company, your shareholders and relevant entities on October 25, 2013 and any amendments to the above documents with consents of the signing parties shall remain effective.

Undertaker: Qiyi.com, Inc.
[Company seal is affixed]
/s/ GONG Yu
October 25, 2013